INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of UniSource Energy Corporation on Form S-8 of our report dated February 23, 1998, appearing in the Annual Report on Form 10-K of UniSource Energy Corporation, as amended by Form 10K/A, dated March 5, 1998, for the year ended December 31, 1997.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Tucson, Arizona
May 18, 1998


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